201330500323

DATE:	DOCUMENT ID	DESCRIPTION	FILING	EXPED	PENALTY	CERT	COPY
11/01/2013	201330500323	DOMESTIC/AMENDMENT TO ARTICLES (AMD)	50.00	300.00	.00	.00	.00

Receipt

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PORTER WRIGHT MORRIS & ARTHUR LLP
41 S HIGH ST STE 2800
COLUMBUS, OH 43215

STATE OF OHIO
CERTIFICATE

Ohio Secretary of State, Jon Husted

379756

It is hereby certified that the Secretary of State of Ohio has custody of the business records for

DSW INC.

and, that said business records show the filing and recording of:

Document(s)	Document No(s):
DOMESTIC/AMENDMENT TO ARTICLES	**201330500323**

Effective Date: 11/01/2013

Witness my hand and the seal of the Secretary of State at Columbus, Ohio this 1st day of November, A.D. 2013.

THE SEAL OF THE SECRETARY OF STATE OF OHIO

United States of America
State of Ohio
Office of the Secretary of State

Jon Husted

Ohio Secretary of State

Form 540 Prescribed by:
JON HUSTED
Ohio Secretary of State

Central Ohio: (614) 466-3910
Toll Free: (877) SOS-FILE (767-3453)
www.OhioSecretaryofState.gov
Busserv@OhioSecretaryofState.gov

Makes checks payable to Ohio Secretary of State

Mail this form to one of the following:
Regular Filing (non expedite)
P.O. Box 1329
Columbus, OH 43216

Expedite Filing **(Two-business day processing time requires an additional $100.00).**
P.O. Box 1390
Columbus, OH 43216

Certificate of Amendment
(For-Profit, Domestic Corporation)
Filing Fee: $50

Check appropriate box:

- Amendment to existing Articles of Incorporation (125-AMDS)
- Amended and Restated Articles (122-AMAP) - The following articles supersede the existing articles and all amendments thereto.

Complete the following information:

Name of Corporation: DSW Inc.

Charter Number: 379756

RECEIVED 2013 NOV -1 AM 8:43

Check one box below and provide information as required:

- The articles are hereby amended by the **Incorporators**. Pursuant to Ohio Revised Code section 1701.70(A), incorporators may adopt an amendment to the articles by a writing signed by them if initial directors are not named in the articles or elected and before subscriptions to shares have been received.

- The articles are hereby amended by the **Directors.** Pursuant to Ohio Revised Code section 1701.70 (A), directors may adopt amendments if initial directors were named in articles or elected, but subscriptions to shares have not been received. Also, Ohio Revised Code section 1701.70(B) sets forth additional cases in which directors may adopt an amendment to the articles.

  The resolution was adopted pursuant to Ohio Revised Code section 1701.70(B) (In this space insert the number 1 through 10 to provide basis for adoption.) [ ]

- The articles are hereby amended by the **Shareholders** pursuant to Ohio Revised Code section 1701.71.

A copy of the resolution of amendment is attached to this document.

Note: If amended articles were adopted, they must set forth all provisions required in original articles except that articles amended by directors or shareholders need not contain any statement with respect to initial stated capital. See Ohio Revised Code section 1701.04 for required provisions.

Required
Must be signed by all incorporators, if amended by incorporators, or an authorized officer if amended by directors or shareholders, pursuant to Ohio Revised Code section 1701.73(B) and (C).

If authorized representative is an individual, then they must sign in the "signature" box and print their name in the "Print Name" box.

If authorized representative is a business entity, not an individual, then please print the business name in the "signature" box, an authorized representative of the business entity must sign in the "By" box and print their name in the "Print Name" box.

William Jordan

Signature

By (if applicable)

William L. Jordan

Print Name

Signature

By (if applicable)

Print Name

DSW INC.
Attachment to Certificate of Amendment

Resolutions Adopted by the Shareholders

RESOLVED, that the Amended and Restated Articles of Incorporation of the corporation be amended by changing and replacing Article FOURTH of the Amended and Restated Articles of Incorporation so that, as amended, Article FOURTH shall be and read as follows:

FOURTH: The number of shares which the corporation is authorized to have outstanding is 450,000,000. Two Hundred Fifty Million (250,000,000) of the authorized number of shares of the corporation shall be Class A Common Shares, without par value (the "Class A Common Shares"), One Hundred Million (100,000,000) shall be Class B Common Shares, without par value (the "Class B Common Shares"; and together with the Class A Common Shares, the "Common Shares"), and One Hundred Million (100,000,000) shall be preferred shares, without par value (the "Preferred Shares").

Effective November 2, 2013 (the "Effective Time"), (i) every one outstanding Class A Common Share shall be split into two fully paid and non-assessable Class A Common Shares and (ii) every one outstanding Class B Common Share shall be split into one fully paid and non-assessable Class B Common Share and one fully paid and non-assessable Class A Common Share (the "Stock Split"). The Stock Split shall occur without any further action on the part of the corporation or the holders of the Common Shares and whether or not certificates representing such holders' shares prior to the Stock Split are surrendered for cancellation.

The designations, preferences, privileges and voting powers of shares of each class and the restrictions or qualifications thereof are as follows:

Section 1. Common Shares. Except as specifically otherwise provided herein, the Class A and Class B Common Shares shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a) *Voting Rights.* The voting rights of the Common Shares shall be as follows:

i. each outstanding Class A Common Share shall entitle the holder thereof to one (1) vote on each matter properly submitted to the shareholders, or to the holders of the Class A Common Shares, for their vote, consent, waiver, release or other action;

ii. each outstanding Class B Common Share shall entitle the holder thereof to eight (8) votes on each matter properly submitted to the shareholders, or to the holders of the Class B Common Shares, for their vote, consent, waiver, release or other action; and

iii. the holders of Class A Common Shares and Class B Common Shares shall vote as a single class upon all matters submitted to the shareholders of the corporation except as otherwise provided by law.

(b) *Dividend and Other Rights of Common Shares.* Holders of Class A Common Shares and Class B Common Shares will share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Shares. The corporation shall not subdivide or combine any of the Common Shares, or pay any dividend or other distribution on any of the Common Shares, or accord any other payment, benefit or preference to any of the Common Shares, except by extending such subdivision, combination, distribution, payment, benefit or preference equally to all Common Shares. Except as otherwise specifically provided herein, if dividends are declared that are payable in Common Shares, such dividends shall be payable in Class A Common Shares to holders of Class A Common Shares and in Class B Common Shares to holders of Class B Common Shares.

(c) *Conversion Rights.* The Class A Common Shares have no conversion rights. The conversion rights of the Class B Common Shares are as follows:

i. The holder of any Class B Common Shares, may, at his or her option on delivery to the corporation of his or her written notice electing to convert those Class B Common Shares to Class A Common

Shares; and on surrender at the office of the corporation or office of the transfer agent for those Class B Common Shares of the certificate or certificates for the Class B Common Shares, duly endorsed to the corporation, be entitled to receive one Class A Common Share for each Class B Common Share converted in this manner. Such conversion will be deemed to have occurred at the close of business on the business day on which written notice of such voluntary conversion is received by the corporation, and the corporation and the transfer agent will promptly deliver evidence of such holder's ownership of Class A Common Shares in the form of a share certificate or automated deposit; provided, however, that any such surrender on any date when the stock transfer books of the corporation shall be closed shall be deemed to have occurred immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened.

ii. The corporation may, as a condition to the transfer or the registration of transfer of, or the voluntary conversion of, Class B Common Shares, require the furnishing of such affidavits or other proof as it deems necessary to establish or verify the ownership of such Class B Common Shares. A good faith determination by the Board of Directors that ownership of Class B Common Shares cannot be established will be conclusive and binding on a holder of shares of the corporation.

iii. Neither fractional shares, nor scrip or other certificates evidencing fractional shares, will be issued by the corporation on conversion of the Class B Common Shares, but the corporation will pay in lieu of these fractional shares the full value in cash to the holders who would but for this provision be entitled to receive fractions of shares.

iv. Class B Common Shares converted pursuant to the articles of the corporation will be retired.

v. The corporation will at all times reserve and keep available out of its authorized but unissued Class A Common Shares solely for the purpose of effecting conversion of its Class B Common Shares the full number of Class A Common Shares deliverable on conversion of all Class B Common Shares from time to time outstanding.

Section 2. Preferred Shares

(a) The directors of the corporation are authorized to adopt amendments to the Articles of Incorporation in respect of any unissued Preferred Shares and thereby to fix or change, to the full extent now or hereafter permitted by Ohio law, the express terms of the Preferred Shares, or of any one or more series of the Preferred Shares, including without limitation, the division of such shares into series and the designation and authorized number of shares of each series; dividend or distribution rights; redemption rights and price; liquidation rights, preferences and price; sinking fund requirements; voting rights; conversion rights; and restrictions on the issuance of shares of the same series or of any other class or series.

(b) All shares of each series of the Preferred Shares shall be identical with each other in all respects.